                                                                       Exhibit 8


                             SHAREHOLDERS AGREEMENT
                           OF BLACK HILLS CORPORATION


        THIS SHAREHOLDERS AGREEMENT (the "Agreement"), is made and entered into as of June 30, 2000, by and among (i) Black Hills Corporation, a
South Dakota corporation (the "Company"), (ii) Gerald R. Forsythe, an individual ("G. Forsythe"), (iii) Michelle R. Fawcett, an individual ("Fawcett"), (iv) Marsha Fournier, an individual ("Fournier"), (v) Melissa S. Forsythe, an individual ("M. Forsythe"), (vi) Monica Breslow, an individual ("Breslow"),
(vii) John W. Salyer, Jr., an individual ("Salyer", and collectively with G. Forsythe, Fawcett, Fournier, M. Forsythe, Breslow and Salyer, the "New Shareholders"), and (viii) each other Person (defined below) who becomes a party to this Agreement in accordance with the terms hereof.

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, the Company and the New Shareholders are party to that certain Agreement and Plan of Merger, dated as of January 1, 2000 (the "Agreement of Merger"), by and among the Company, Black Hills Energy Capital, Inc., a Delaware corporation ("Newco"), Indeck Capital, Inc., a Delaware corporation ("Indeck"), and the New Shareholders, pursuant to which Indeck was merged with and into Newco and all of the shares of capital stock of Indeck held by the New Shareholders were converted into the right to receive shares of Common Stock and Preferred Stock of the Company (the "Merger").

        WHEREAS, as of the date hereof, each of the New Shareholders owns shares of Common Stock and Preferred Stock as follows:

New Shareholder          Common Stock         Preferred Stock
---------------          ------------         ---------------

G. Forsythe                  952,785              2,480
Fawcett                       99,888                260
Fournier                      99,888                260
M. Forsythe                   99,888                260
Breslow                       99,888                260
Salyer                       184,410                480

        WHEREAS, the parties hereto desire, among other things, to provide for certain rights and obligations with respect to the Shares (as defined below) and the Company as hereinafter provided.

        NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

               "Affiliate" as applied to any specified Person, shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of a Person who is an individual, shall include (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, control when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the New Shareholders and their Affiliates shall not be deemed Affiliates of the Company for purposes of this Agreement.

        "Agreement of Merger" shall have the meaning set forth in the recitals.

        "Board of Directors" shall mean the Board of Directors of the Company.

        "Charter Documents" shall mean the Restated Articles of Incorporation and Bylaws of the Company, each as amended to the date hereof.

        "Commission" shall mean the United States Securities and Exchange Commission.

        "Common Stock" shall mean the common stock of the Company.

        "Company" shall have the meaning set forth in the preamble; provided, however, in the event that the Company reorganizes to create a holding company ("Holdco") for the Company, then, for purposes of this Agreement, the term "Company" shall mean Holdco.

        "Company Nominees" shall mean the nominees to the Board of Directors nominated by the Company other than the New Shareholders' Nominee.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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        "MD&A" shall mean a management's discussion and analysis of the
Company's financial condition and results of operation comparable to the discussion that is required to be included in periodic reports filed under the Exchange Act.

        "Merger" shall have the meaning set forth in the recitals.

        "New Shareholders" shall have the meaning set forth in the preamble.

        "New Shareholders' Nominee" shall have the meaning set forth in Section 2.l(a).

        "New Shareholders' Representative" shall mean the Person or his or her successor designated from time to time by the New Shareholders as its representative for purposes of designating or requesting the removal of the New Shareholders' Nominee.

        "Offer Notice" shall have the meaning set forth in Section 6.1(a).

        "Permitted Transferee" shall mean:

            (a) in the case of any New Shareholder or Affiliate of such New Shareholder, (i) any New Shareholder, (ii) any Person that is solely controlled by such New Shareholder or Affiliate of such New Shareholder, (iii) upon a bona fide liquidation of, or a bona fide withdrawal from, such New Shareholder or Affiliate of such New Shareholder, in each case, not intended to avoid the provisions of this Agreement, the shareholders, partners or principals, as the case may be, of such New Shareholder or Affiliate of such New Shareholder, (iv) any member or members of such New Shareholder's or Affiliate of such New Shareholder's immediate family by gift or bequest or through inheritance or (v) a trust in respect of which such New Shareholder or Affiliate of such New Shareholder serves as trustee, shall retain sole and exclusive control over the voting and disposition of shares of said Shares until the termination of this Agreement; and

            (b) any Person who is a party to this Agreement.

        "Person" shall mean an individual or a corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Preferred Stock" shall mean the cumulative preferred stock, no par value, of the Company, designated by the Company's Board of Directors as Series 2000-A.

        "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the New Shareholders.

        "ROFO Shares" shall have the meaning set forth in Section 6.1.


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        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shares" shall mean the Common Stock, any other securities of the Company entitled to vote generally for the election of directors of the Company and any security convertible into or exchangeable for or exercisable for the purchase of Common Stock or other securities of the Company entitled to vote generally for the election of directors of the Company, including, without limitation, the Preferred Stock, in each case now or hereafter outstanding.

        "Subsidiary" shall mean, with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (b) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

        "Transfer" shall mean (i) when used as a noun: any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition and (ii) when used as a verb: to directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of; provided, however, Transfer shall not include a pledge in connection with a recourse, bona fide loan transaction that is not intended to avoid the provisions of this Agreement.

        "Transferee" shall mean any Person to whom Shares have been Transferred in compliance with the terms of this Agreement.

                                   ARTICLE II

                         CORPORATE GOVERNANCE AND VOTING

                 Section 2.1 Board of Directors of the Company.

        (a) The New Shareholders (or New Shareholders' Representative) shall be entitled, but not required, to nominate one (1) member (the "New Shareholders' Nominee") to the Board of Directors of the Company and to the Executive Committee thereof and any other committee which has the authority to exercise substantially all of the power of the Board of Directors, and to the board of directors of each direct or indirect wholly-owned Subsidiary of the Company and to the Executive Committee thereof and any other committee which has the authority to exercise substantially all of the powers of the board of directors of each direct or indirect wholly-owned Subsidiary; provided, however, the New Shareholders shall not be entitled to have a representative on the Board of Directors, any committee thereof and the board of directors of each

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direct or indirect wholly-owned Subsidiary of the Company or any committee thereof beyond the date of the Annual Meeting of Stockholders of the Company in 2010, and provided further, that at any time (i) prior to the fourth anniversary of the date hereof, when the New Shareholders own less than 5% of the shares of Common Stock outstanding on the date hereof (after giving effect to and assuming conversion of any outstanding shares of Preferred Stock owned by them), and (ii) after June 30, 2004, when the New Shareholders own less than 5% of the then outstanding shares of Common Stock (after giving effect to and assuming conversion of any outstanding shares of Preferred Stock owned by them), the New Shareholders shall not have the right to designate any such person and the New Shareholders shall use their best efforts to cause their designee on the Board of Directors, any committee thereof and the board of directors of each Subsidiary of the Company and any committee thereof to resign forthwith. The New Shareholders' Nominee shall be classified as a Class III Director of the Company. At and for such time, if any, that the New Shareholders as holders of the Preferred Stock (as defined in the Company's Restated Articles of Incorporation) are entitled to elect directors of the Company in accordance with Article Second, Section (F) of the Company's Restated Articles of Incorporation, the New Shareholders' Nominee shall be considered as one of the directors which the holders of Preferred Stock (as defined in the Company's Restated Articles of Incorporation), as a class, are entitled to elect.

        (b) The Company shall take appropriate actions to cause the appointment of the New Shareholders' Nominee to become effective upon the closing under the Agreement of Merger. Pursuant to the provisions of Section 2.1(a), the Company shall use its best efforts to ensure (to the extent within its control) that the New Shareholders' Nominee is elected to the Board of Directors.

        (c) The New Shareholders shall vote all of the Shares owned or held of record by them at all regular and special meetings of the shareholders of the Company called or held for the purpose of filling positions on the Board of Directors, and in each written consent executed in lieu of such a meeting of shareholders, and shall take all actions otherwise necessary to ensure (to the extent within the New Shareholders' control) that the Company Nominees are elected to the Board of Directors.

        (d) The Company shall use its commercially reasonable efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of shareholders of the Company, as applicable, for the removal (with cause) of the New Shareholders' Nominee if the New Shareholders request such director's removal in writing for cause. The New Shareholders shall vote all of the Shares owned or held of record by them for, or to take all actions by written consent in lieu of such meeting necessary to cause, the removal (with cause) of any of the Company Nominees if the Company requests such director's removal for cause. The Company and the New Shareholders, respectively, shall have the right to designate a new nominee in the event any Company Nominee or the New Shareholders' Nominee, respectively, shall be so removed under this


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

Section 2.1(d) or shall vacate his or her directorship for any reason. Except as provided in this Section 2.1(d), each party hereto agrees that, at any time that it is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of any Company Nominee or the New Shareholders' Nominee unless such removal shall be at the request of the party who nominated such director pursuant, in the case of New Shareholders, to the provisions of
Section 2.l(a).

        (e) Each party hereto shall use reasonable efforts to prevent any action from being taken by the Board of Directors, during the pendency of the vacancy thereon due to death, resignation or removal of the New Shareholders' Nominee, unless the New Shareholders shall have failed, for a period of ten (10) days after notice of such vacancy, to nominate a replacement.

        (f) The initial New Shareholders' Nominee shall be G. Forsythe. Any other person subsequently designated by the New Shareholders as the New Shareholders' Nominee shall be a person who is reasonably acceptable to the Company. The New Shareholders shall cause the New Shareholders' Nominee to comply with the retirement policies of the Company as in effect on the date hereof or as hereafter amended or modified from time to time by the Board of Directors. The New Shareholders' Nominee shall not be a then current officer or employee of the Company or any of its Subsidiaries.

        (g) Each committee of the Board of Directors, to which authority has been delegated, shall keep complete and accurate minutes and records of all actions taken by such committee, prepare such minutes and records in a timely fashion and promptly distribute such minutes and records to each member of the Board of Directors.

        (h) The New Shareholders designate G. Forsythe as its initial New Shareholders' Representative. In the event of G. Forsythe's resignation, incapacity or death, the New Shareholders' Representative shall be Salyer.

        Section 2.2 Voting on Matters Other than for Directors. Nothing in this Agreement shall require any of the parties hereto to vote together on any matter other than as set forth herein.

        Section 2.3 Action by the Board of Directors. All decisions of the Board of Directors shall require the affirmative vote of a majority of the directors of the Company then in office, or a majority of the members of an Executive Committee of the Board of Directors, to the extent such decisions may be lawfully delegated to an Executive Committee pursuant to the Charter Documents.

        Section 2.4 Charter Documents. The Company covenants that it will act and the New Shareholders agree to use their respective commercially reasonable efforts to cause the Company to act, in accordance with its Charter Documents in all material respects and to cause compliance with all provisions contained herein. The New Shareholders shall vote all the Shares owned or held of record by them at any regular or special meeting of shareholders of the Company


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

or in any written consent executed in lieu of such a meeting of shareholders, and shall take all action necessary, to ensure (to the extent within their control) that the Charter Documents of the Company do not, at any time, conflict with the provisions of this Agreement.

                                   ARTICLE III

                         GENERAL RESTRICTION ON TRANSFER

        Section 3.1 Restriction. Except as provided for in Section 3.3 below, for a period of two (2) years from the date of this Agreement, the New Shareholders shall not, nor shall they permit any of their Affiliates to, notwithstanding any other rights that the New Shareholders or their respective Affiliates may have, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (either pursuant to Rule 144 under the Securities Act, or otherwise), any Shares owned by them.

        Section 3.2 Effect of Purported Transfers. Any purported transfer of Shares by a New Shareholder or Affiliate of such New Shareholder that is not in accordance with the provisions of this Agreement shall be null and void, and shall not operate to transfer any right, title or interest in such Shares to the purported transferee. The Company shall not cause or permit the transfer of any certificate representing any Shares to be made on its books unless the transfer is permitted by this Agreement and has been made in accordance with its terms.

        Section 3.3 Permitted Transferees.

            (a) Prior to the second anniversary of the date of this Agreement, no New Shareholder or Affiliate of such New Shareholder shall Transfer any Shares except to a Permitted Transferee provided that such restriction on transfer and Sections 3.1 and 3.2 hereof shall not apply to any pledge of the Shares by any of the New Shareholders, or any transfers resulting from foreclosure proceedings commenced in connection with such pledge.

            (b) In the event of any such Transfer, the Transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by, this Agreement and shall be deemed a New Shareholder for all purposes hereof.

            (c) No Transfer to a Permitted Transferee of any New Shareholder or Affiliate of such New Shareholder shall be permitted unless (i) the certificates representing such Shares issued to such Transferee shall bear the legend provided in Section 3.4 and (ii) the Transferee (if not already a party hereto) has executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments, reasonably satisfactory to the Company, confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor.

        Section 3.4 Legends. Each New Shareholder hereby agrees that each outstanding certificate representing Shares issued to any of them, or any certificate issued in exchange for or


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

upon conversion of any similarly legended certificate, shall bear a legend reading substantially as follows:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF ____________, 2000, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, EXCEPT AS THEREIN PROVIDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY."

The Company may enter a stop transfer order with the transfer agent or agents for the Shares against the transfer of Shares except in compliance with the requirements of this Agreement. The Company shall remove promptly any stop transfer order with respect to, and issue promptly certificates without the above legend in substitution for, certificates for any Shares that are no longer subject to the restrictions contained in this Agreement.

                                   ARTICLE IV

                      ADDITIONAL RIGHTS AND OBLIGATIONS OF
                      THE NEW SHAREHOLDERS AND THE COMPANY

        Section 4.1 Access to Information; Confidentiality. So long as the New Shareholders shall own any Shares, upon the request of the New Shareholders, the Company shall afford the New Shareholders reasonable access to the books and records of the Company and its Subsidiaries that are reasonably requested. The New Shareholders will, and will cause their agents to, conduct any such investigations on reasonable advance notice, during normal business hours, with reasonable numbers of persons and in such a manner as not to interfere unreasonably with the normal operations of the Company and its Subsidiaries.

        Except as otherwise required by applicable law, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other Person, would jeopardize the attorney-client privilege of the Person in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof or thereafter. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        The New Shareholders shall, and shall use their commercially reasonable efforts to cause their representatives and agents to, keep confidential all such information to the same extent such information is treated as confidential by the Company, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information that (x) was already in the New


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Shareholders' possession prior to the disclosure thereof by the Company (other than through disclosure by any other Person known by the New Shareholders to be subject to a duty of confidentiality), (y) was then generally known to the public, or (z) was disclosed to the New Shareholders by a third party not known by the New Shareholders to be bound by an obligation of confidentiality, or (ii) disclosures made as required by law or legal process or to any Person exercising regulatory authority over the New Shareholders or its Affiliates. If in the absence of a protective order or the receipt of a waiver hereunder, the New Shareholders are nonetheless, in the opinion of their counsel, compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the New Shareholders may disclose such information to such tribunal or governmental body or agency without liability hereunder (in which case the New Shareholders shall advise the Company of the proposed disclosure prior to making such disclosure). In addition, in the event that any information disclosed by the Company to New Shareholders is material nonpublic information, the New Shareholders agree, and agree to use their commercially reasonable efforts to cause their representatives and agents, to comply with their respective obligations under the applicable Federal and state securities laws with respect thereto, including but not limited to, the laws pertaining to the possession, dissemination and utilization of such material nonpublic information.

        Section 4.2 Furnishing of Information.

            (a) The Company shall deliver to the New Shareholders, so long as the New Shareholders shall own any Shares:

                (i) As promptly as practical, but in no event later than sixty
        (60) days after the close of each of its first three quarterly accounting periods during any fiscal year of the Company, the consolidated balance sheet of the Company as at the end of such quarterly period, and the related consolidated statements of operations, shareholders' equity and cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year (if such comparative figures are available without unreasonable expense), all of which shall be certified by the Chief Financial Officer of the Company, to have been prepared in accordance with generally accepted accounting principles, subject to year-end audit adjustments, together with an MD&A; and

                (ii) As promptly as practical, but in no event later than one hundred five (105) days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, shareholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing, together with an MD&A.

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

            (b) The provisions of Sections 4.2(a)(i) and (ii) above shall be deemed to have been satisfied if (i) the Company's Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act or the Company is subject to Section 15(d) of the Exchange Act and (ii) the Company has timely filed with the Commission its reports on Form 10-Q or 10-K, as applicable, for such periods.

                                    ARTICLE V

                                   STANDSTILL

        Section 5.1 Limitation on Acquisition of Additional Shares by New Shareholders. From the date hereof until June 30, 2004, the New Shareholders shall not, nor shall they permit any of their Affiliates to, without Board of Directors Written Consent (as defined below), own any Shares except for:

        (a) shares of Common Stock and Preferred Stock acquired pursuant to the Agreement of Merger;

        (b) shares of Common Stock acquired upon conversion of Preferred Stock acquired pursuant to the Agreement of Merger;

        (c) shares of Common Stock and options therefor acquired by a New Shareholder who is an officer and/or director of the Company pursuant to employee benefit plans of the Company; and

        (d) Shares acquired pursuant to any pro rata stock dividend, stock split, exchange, recapitalization, reclassification or other distribution.

        Section 5.2 Acquisition of Additional Shares. From July 1, 2004 through the remaining term of this Agreement, without Board of Directors Written Consent, the New Shareholders and their Affiliates shall be prohibited from purchasing or acquiring any Shares (other than the acquisition of Shares in the manner specified in Sections 5.1(a), (b), (c) and (d)) if immediately following the acquisition of such Shares, the New Shareholders and their Affiliates would own in the aggregate greater than 9.9% of the then outstanding shares of Common Stock on a fully-diluted basis (after giving effect and assuming conversion of all outstanding securities convertible into or exchangeable or exercisable for Common Stock).

        Section 5.3 Restrictions on Certain Actions by New Shareholders. During the term of this Agreement, except as otherwise permitted or contemplated by the Agreement of Merger or this Agreement, the New Shareholders shall not, nor shall they permit any of their Affiliates to, without the prior written consent of the Company's Board of Directors specifically expressed in a resolution adopted by a majority of the directors of the Company who, unless the holders of Preferred Stock (as defined in the Company's Restated Articles of Incorporation) are entitled to elect


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



a majority of the directors of the Company in accordance with Article Second, Section (F) of the Company's Restated Articles of Incorporation, are not a designee of the New Shareholders under Section 2.1 or designees elected by the holders of Preferred Stock (as defined in the Company's Restated Articles of Incorporation) in accordance with Article Second, Section (F) of the Company's Restated Articles of Incorporation ("Board of Directors Written Consent"):

        (a) acquire or offer to acquire, whether by purchase, gift, or by joining a partnership or other "group" within the meaning of Section 13(d)(3) of the Exchange Act, any assets, businesses or properties of the Company;

        (b) (i) solicit, initiate or participate in any "solicitation" of "proxies" relating to Shares or become a "participant" in an "election contest" relating to the election of directors of the Company (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of shareholders of the Company (or take any action with respect to acting by written consent of the shareholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; initiate or propose any shareholder proposal or participate in the making of, or solicit shareholders for the approval of, one or more shareholder proposals relating to the Company;

                (ii) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Shares;

                (iii) otherwise act to control or influence the Company or the management, Board of Directors, policies or affairs of the Company, including without limitation, (A) soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization, sale of substantial assets or other extraordinary transaction involving, or any change in control of, the Company, its Affiliates or any of their respective securities or assets, (B) initiating, proposing or participating in the making of any tender or exchange offer for Shares, (C) seeking representation on the Board of Directors or the removal of any directors or a change in the composition or size of the Board of Directors or any of the Company's Affiliates, or (D) making any request to amend or waive any provision of this Agreement;

                (iv) disclose any intent, purpose, plan or proposal with respect to this Agreement or the Company, its Affiliates or the Board of Directors, management, policies or affairs or securities or assets of the Company or its Affiliates that is inconsistent with this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require the


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

                Company or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

                (v) assist, advise, encourage or act in concert with any Person with respect to, or seek to do, any of the foregoing; or

        (c) Sell or transfer any Shares to any Person or related "group" of Persons within the meaning of Section 13(d)(3) of the Exchange Act who, together with such Person's or "group" of Persons' Affiliates, to the knowledge of such transferring New Shareholder, after reasonable inquiry under the circumstances, holds or would hold Shares representing, in the aggregate, 5% or more of the then outstanding Shares following such sale or transfer, except (i) pursuant to (A) a tender or exchange offer for outstanding Shares which the Board of Directors does not oppose or (B) a merger or consolidation in which the Company is acquired or (ii) to a Permitted Transferee.

        (d) In the event that the New Shareholders or any of their Affiliates shall receive any proposal from any Person with respect to any matter referred to in this Section 5.3, the New Shareholders shall immediately notify the Company of such proposal.

                                   ARTICLE VI

                              RIGHT OF FIRST OFFER

        Section 6.1 Right of First Offer. During the term of this Agreement, any New Shareholder or Affiliate of such New Shareholder, prior to making any Transfer in excess of five hundred thousand (500,000) Shares (as adjusted for all stock dividends, stock splits, reverse stock splits, recapitalizations and reclassifications of Common Stock prior to such Transfer) in a single transaction or series of related transactions (the "ROFO Shares") shall comply with the following:

        (a) Any New Shareholder or Affiliate of such New Shareholder shall give notice (the "Offer Notice") to the Company, in writing, offering to the Company the opportunity to purchase the ROFO Shares at such cash price specified in the Offer Notice.

        (b) The Company shall have the right, exercisable by written notice given by the Company to the party which gave the Offer Notice within five
      (5) calendar days after receipt of such Offer Notice, to purchase (or to cause a corporation, entity, person or group designated by the Company to purchase) all, but not a part of, the Shares specified in such Offer Notice for cash at the price set forth therein.

        (c) If the Company exercises its right of first offer hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within 30 calendar days (or if approval of such purchase by the Company's shareholders is required by law or pursuant to any stock exchange rule or policy, within 90 calendar days) after the Company gives notice of such exercise. Upon exercise of its right of first offer, the Company shall be legally obligated to consummate the purchase contemplated thereby and shall use its best effort to secure all approvals required in connection therewith.

        (d) If the Company does not exercise its right of first offer hereunder within the time specified for such exercise, the party giving the Offer Notice shall be free during the period of one hundred eighty (180) calendar days following the expiration of such time for exercise to sell the Shares specified in such Offer Notice at the price specified therein or at any price in excess thereof.

                                   ARTICLE VII

                                   TERMINATION

        Section 7.1 Termination. Except as otherwise provided herein with respect to certain specific provisions, this Agreement shall terminate upon the earlier to occur of:

        (a) The mutual agreement of the Company and a majority in interest of the New Shareholders; or

        (b) On the tenth anniversary of the date hereof; provided, however, that the parties hereto may negotiate further extensions of this Agreement to the extent permitted by law.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.1 No Inconsistent Agreements. Each party hereto hereby consents to the termination of any prior written or oral agreement or understanding restricting, conditioning or limiting the ability of any party to vote Shares.

        The Company represents and agrees that, as of the date hereof, there is no (and from and after the date hereof it will not, and will cause its Subsidiaries and Affiliates not to, enter into any) agreement with respect to any securities of the Company or any of its Subsidiaries (and from and after the date hereof the Company shall not take, or permit any of its Subsidiaries or Affiliates to take, any action) that is inconsistent in any material respect with the rights granted to the New Shareholders in this Agreement.

        Without limiting the foregoing, the Company represents that there are no existing agreements relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries other than this Agreement and the Registration Rights Agreement.

        Section 8.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except, with respect to the New Shareholders, in accordance with Section 3.3 hereof, and with respect to the Company, by operation of law in any merger.

        Section 8.3 No Waivers; Amendments; Enforcement.

        (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        (b) This Agreement may not be amended or modified, nor may any provision hereof be waived, other than by a written instrument signed by the Company and a majority in interest of the New Shareholders.

        (c) The New Shareholders, on the one hand, and the Company on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, without the necessity of furnishing a bond of any type, and the other parties hereto shall not oppose the granting of such relief on the grounds that an adequate remedy at law exists, this being in addition to any other remedy to which they may be entitled to at law or equity.

        Section 8.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate electronic confirmation is received, or (ii) if given by overnight mail, twenty four (24) hours after such communication is deposited with an overnight courier, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section.

        To the Company:

               Black Hills Corporation
               625 Ninth Street

               P.O. Box 1400
               Rapid City, South Dakota 57709
               Attention:    Mr. Gary R. Fish
               Telephone:    (605) 348-1700
               Telecopy:     (605) 348-9749

        with a copy (which shall not constitute notice) to:

               Morrill Thomas Nooney & Braun, LLP
               625 Ninth Street, 8th Floor
               P.O. Box 8108
               Rapid City, South Dakota 57709
               Attention:    John K. Nooney, Esq.
               Telephone:    (605) 348-7516
               Telecopy:     (605) 348-5852

        To the New Shareholders:

               Gerald R. Forsythe
               Michelle R. Fawcett
               Marsha Fournier
               Melissa S. Forsythe
               Monica Breslow
               c/o Gerald R. Forsythe
               Indeck Capital, Inc.
               1075 Noel Avenue
               Wheeling, IL  60090
               Telephone:    (847) 459-4250
               Telecopy:     (847) 459-4140

               John W. Salyer, Jr.
               Indeck Capital, Inc.
               1075 Noel Avenue
               Wheeling, IL  60090
               Telephone:    (847) 465-3032
               Telecopy:     (847) 459-4140
        with a copy (which shall not constitute notice) to:

               Morgan, Lewis & Bockius LLP
               300 South Grand Avenue, Suite 2200
               Los Angeles, California  90071
               Attention:    Richard A. Shortz, Esq.
               Telephone:    (213) 612-2526
               Telecopy:     (213) 612-2554


        Section 8.5 Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto and waivers hereof shall be distributed to all parties hereto after becoming effective and shall be made available for inspection at the principal office of the Company by the New Shareholders.

        Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, as applied to contracts made and performed within the State of South Dakota, without regard to principles of conflict of laws, except as to matters of corporate governance, which shall be interpreted in accordance with the South Dakota Codified Laws.

        Section 8.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 8.8 Entire Agreement. This Agreement, together with the Agreement of Merger and the Registration Rights Agreement, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

        Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

        Section 8.10 Counterparts. This Agreement may be signed in counterparts, each of which when executed and delivered to each other party hereto, shall constitute an original and which together shall constitute one and the same agreement.

        Section 8.11 Required Approvals. If approval of this Agreement or any of the transactions contemplated hereby shall be required by any governmental or supra-governmental agency or instrumentality or is considered to be necessary or advisable to all the parties hereto, all parties hereto shall use their respective commercially reasonable efforts to obtain such approval.

        Section 8.12 Further Assurances. If at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall take such further action as any other party may reasonably request, including, without limitation, the addition of a legend to certificates evidencing any Shares if deemed appropriate by counsel to the Company.

        Section 8.13 Public Disclosure. The Company shall not, and shall not permit any of its Subsidiaries to, make any public announcements or disclosures relating or referring to the New Shareholders, any of their Affiliates, or any of their respective directors, officers, partners, employees or agents (including, without limitation, any Person designated as a director of the Company pursuant to the terms hereof) unless the New Shareholders have consented to the form and substance thereof, which consent shall not be unreasonably withheld except to the extent such disclosure is, in the opinion of counsel to the Company, required by law or by stock exchange regulation, provided that (i) any such required disclosure shall only be made, to the extent consistent with the law, after consultation with the New Shareholders and (ii) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any such Person without the New Shareholders' prior consent.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      THE COMPANY:

                                      BLACK HILLS CORPORATION
                                      a South Dakota corporation

                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                           -------------------------------------

                                      NEW SHAREHOLDERS:


                                        /s/
                                      ------------------------------------------
                                      Gerald R. Forsythe

                                        /s/
                                      ------------------------------------------
                                      Michelle R. Fawcett

                                        /s/
                                      ------------------------------------------
                                      Marsha Fournier

                                        /s/
                                      ------------------------------------------
                                      Melissa S. Forsythe

                                        /s/
                                      ------------------------------------------
                                      Monica Breslow

                                        /s/
                                      ------------------------------------------
                                      John W. Salyer, Jr.